FORM F-4
                                 Exhibit 12.1

                                                                EXHIBIT 12.1
Computation of earnings to fixed charges

                                          Year ended 31st December                          Three months ended 31st March
                                          ------------------------                          -----------------------------
                                                                                  Pro                            Pro
                                                   Actual                        forma          Actual           forma
                                --------------------------------------------     -----      ---------------      ------
                                1997        1998       1999     2000    2001      2001       2001      2002       2002
                                ----        ----       ----     ----    ----      ----       ----      ----       ----
Canadian GAAP

Pre-tax profit/(loss) from
continuing operations before
adjustments for minority
interests in consolidated
subsidiaries or profit/loss
from equity investees            110         116         70       147      87       73          27       (9)        (10)
                                ====        ====       =====    =====    ====     ====         ====     ====        ====

Fixed charges:

Interest expense
and amortization of debt
discount and premium on all
indebtedness                       2          6           7         5       7       33           1         3         8

Preference dividends                                                2       3        3



Rentals(a):
  Ships(b)                        12         50          49        68      68       61          19        12         10
  Containers                      13         21          25        41      44       44          11        10         10
  Other                            0          3           4         6       6        6           2         2          2
                                ----        ----       ----      ----    ----      ----       ----      ----       ----
Total fixed charges               27         80          85       122     128      147          33        27         30
                                ====        ====       =====    =====    ====     ====         ====     ====        ====

Pre-tax income/(loss) from
continuing operations before
adjustments for minority
interests in consolidated
subsidiaries or profit/loss
from equity investees            137         196        155       269     215      220          60        18         20
plus fixed charges              ====        ====       =====    =====    ====     ====         ====     ====        ====

Ratio of earnings to
fixed charges                   5.07       2.45        1.82      2.20   1.68     1.50         1.82      (e)         (e)

Deficiency of ETFC                 -            -          -        -       -        -          -         9          10


US GAAP


Pre-tax profit/(loss) from
continuing operations before
adjustments for minority
interests in consolidated
subsidiaries or income
loss from equity investees
US GAAP                                                  63       149      71                    20      (5)
                                ====        ====       =====    =====    ====     ====         ====     ====        ====

Fixed charges:

Interest expense
and amortization of debt
discount and premium on all
indebtedness                                             20       18       20                     4        6

Preference dividends                                               2       3

Interest capitalized
during the period(c)                                      0        0       0                      0        1

Rentals(a):
  Ships(b)(d)                                            45       64      64                     18       10
  Containers                                             25       41      44                     11       10
  Other                                                   4        6       6                      2        2
                                ----        ----       ----     ----     ----     ----         ----      ----        ----

Total fixed charges               0           0         94      131      137         0           35       29            0
                                ====        ====       =====    =====    ====     ====         ====      ====        ====


Pre-tax income (loss)
from continuing
operations before
adjustments for
minority interests
in consolidated
subsidiaries or
income loss from
equity investees
plus fixed charges                                      157      280     208         0           55       24            0
                                ----        ----       ----     ----     ----     ----         ----      ----        ----

                                   0          0         157      280     208         0           55       24            0
                                ====        ====       =====    =====    ====     ====         ====      ====        ====


Ratio of earnings to fixed charges                      1.67     2.14    1.52                  1.57       (e)

Deficiency of ETFC                 -            -          -        -       -        -          -          5            -


(a) Rentals comprise operating lease rentals on ships, containers and other miscellaneous items. The portion of rental expense deemed to be related to the interest component of the lease is one-third of the total operating lease expense for the respective period. In the case of ship rentals the lease expense is after the adjustment referred to in note (b).

(b) Ships under timecharters include certain ship operating expenses, including items such as crew and certain repair and maintenance costs.
     To estimate the actual fixed charges of the ship only, operating costs have been estimated to comprise one-third of ship operating lease expenses and have been excluded.

(c) CP Ships, in accordance with Canadian GAAP, does not capitalize interest. US GAAP requires interest to be capitalized.

(d) The amount of ship rental for US GAAP has been reduced by $21 million per year for the Montrose and Montclare Ships which, under US GAAP, would be avccounted for as owned ships.

(e)  CP Ships' earnings were insufficient to cover fixed charges.